Aarhus · June 2018
Our ref 017396-0008 cbn/mobj/kch Doc. No. 19305960.1

Share Purchase Agreement

Project Erann

Copenhagen	Aarhus	Shanghai
Langelinie Allé 35	Værkmestergade 2	Suite 2H08	T +45 72 27 00 00	Law Firm P/S
2100 Copenhagen	8000 Aarhus Denmark	No.1440 Yan'an Middle Road	F +45 72 27 00 27	CVR No. 38538071
Denmark	Denmark	Jing'an District, 200040	E info@bechbruun.com	www.bechbruun.com

STRICTLY CONFIDENTIAL
Our ref. 315314 -JAS

SHARE PURCHASE AGREEMENT

Kolding    Copenhagen    Odense    Hamburg

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PARTNERS

TABLE OF CONTENT

1.	Definitions, schedules and interpretation 4

2.	The subject-matter of the Agreement and Effective Date 9

3.	The Purchase Price and its payment 10

4.	Closing of the Transaction 10

5.	Post Closing 12

6.	The Purchaser's examinations 12

7.	The Sellers' Representations and Warranties 13

8.	The Sellers' Specific Indemnities 13

9.	The Purchaser’s Representations and Warranties 16

10.	Indemnification 17

11.	Non-competition and non-solicitation clauses 23

12.	Other provisions 25

13.	Disputes 29

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List of schedules:

Schedule 2.2    List of shareholders

Schedule 2.3    Group structure

Schedule 4.2.1    Approval of the Transaction from the Company's board of directors

Schedule 4.2.2    Register of shareholders of the Company

Schedule 4.2.3    Confirmation from the Sellers regarding possession of corporate documents

Schedule 4.2.4    Letter of resignation from the board of directors (Mette Hay)

Schedule 4.2.5    Exclusive license agreement between the Company and Herman Miller Inc.

Schedule 4. 2.6    Shareholders’ Agreement

Schedule 4.2.7    Statement from Rolf Hay regarding termination of bonus

Schedule 4.2.8    Documentation of Nine United’s payment of the inter- company loan

Schedule 4.3 .1    Approval of the Transaction from the Purchaser 's boa r d of directors

Schedule 4.3. 2    Documentation of the Purchaser's payment of the Purchase Price

Schedule 5.1. 1    Articles of association (in agreed form)

Schedule 5.4 .1    Post Closing activities

Schedule 6.1    Due Diligence Documentation

Schedule 7.1    Sellers’ Representations and Warranties

Schedule 12.1. 1    Joint taxation

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SHARE PURCHASE AGREEMENT

On 7 June 2018 (the "Effective Date"), on one side

Nine United A/S
Company reg. no. (CVR) 25 93 44 58
Havnen 1
8700 Horsens Denmark
(hereinafter the "Nine United")

Holdingselskabet af 1/7 2007 ApS
Company reg. no. 30 70 87 17
Baunegardsvej 57
2900 Hellerup Denmark
(hereinafter “Holdingselskabet")

(Nine United and Holdingselskabet collectively the "Sellers" and separately a/the "Seller")

and the other side

Herman Miller Holdings Limited Corporation Registration No. 7200056 5th Floor, 9-10 Market Place
London, Wl W 8AQ United Kingdom
(hereinafter the "Purchaser")

have entered into the following share purchase agreement regarding the transfer of shares in Nine United Denmark A/S, company reg. no. (CVR) 26 79 99 45, to the Purchaser on the terms and conditions set out below:

1.	Definitions, schedules and interpretation

1.	For the purposes of this Agreement, the following terms and expressions have the following meanings:

1.	Agreement means this share purchase agreement and its Schedules.

2.	Annual Reports mean the annual reports of the Companies for the financial years 2014/15 - 2016/17 to the extent such accounts have been prepared.

3.	Banking Day means a day where the banks in Copenhagen and London are generally open for the public for ordinary banking business (other than for internet banking only)

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4.
Breach means in relation to (i) the Sellers' Representations and Warranties; that one of the Sellers' Representations and Warranties turns out to be incorrect or not fulfilled, (ii) the Sellers' Specific Indemnities; that an event, Claim, Loss or the like covered by one of the Sellers' Specific Indemnities occurs, (iii) the Purchaser's Representations and Warranties; that one of the Purchaser's Representations and Warranties turns out to be incorrect or not fulfilled, or (iv) other provisions in the Agreement; any other failure to meet the obligations of a Party under the Agreement .

5.	Claim means a claim for indemnification by either Party against the other Party resulting from a Breach.

6.	Claim Notice has the meaning set forth in Clause 10 .5.1.

7.	Clause means a clause included in this Agreement.

8.
Closing means the signing and completion of the Transaction through the Parties' exchange of their respective deliveries and fulfilment of their respective obligations as set out in Clause 4, i.e. the Effective Date.

9.	Closing Date means the Effective Date.

10.	Companies means the Company and its following subsidiaries:

•	Nine United Norway AS, company reg. no. 994 085 522 (org. no.), Josefines gate 23, 0351 Oslo, Norway (of which the Company owns seventy (70)% of the share capital); and

•	Nine United Studio UK Ltd., company reg. no. 08109344, 34 Queen Annes Gate, London, SWlH 9AB, England.

11.	Company means Nine United Denmark A/S, company reg. no. (CVR) 26 79 99 45, Havnen 1, 8700 Horsens, Denmark.

12.	Confidential Information has the meaning set forth in Clause 12.6 .1.

13.	Contract means any contract, agreement, binding arrangement or commitment, to which any of the Companies is a party.

14.	Corporate Documents means memorandum of association, articles of association, rules of procedure for the board of directors and any similar corporate document s.

15.	DKK means Danish Kroner, the lawful currency of Denmark.

16.	Due Diligence Documentation means the material listed in Schedule 6.1 with accompanying USB stick.

17.	Effective Date means 7 June 2018.

18.	Fundamental Representations and Warranties mean the Sellers' Representations and Warranties specified in

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clauses 1 (Matters relating to company law; Capacity) and 2 (The Shares) of Schedule 7.1.

19.
Governmental Authority means any state, government, government department, ministry, commission, council, board, bureau, agency, court, municipality, district or other judicial, administrative, regulatory or legislative authority in Denmark, the European Union, or any other jurisdiction in which the Companies carry on its business or activities.

20.
Intellectual Property Rights and IPR mean patents, utility models, trademarks (registered or unregistered), other business logos, domain names and design rights, know-how, trade secrets and other intellectual property rights owned or used by the Companies.

21.
Interest means an annual rate of interest of 1.5 percentage points above 3 month CIBOR as published by the Nasdaq Copenhagen A/S at 11: 00 (CET) on the Effective Date calculated on the basis of the actual number of days elapsed and

365 days in the year.

22.
Key Employees means the following employees: Henrik Ellebcek Steensgaard, Rolf Hay, Mette Hay, Jesper Langballe, Mette Langkilde, Dan Nielsen, Susanne 0stergaard, Trine Thomsen, Jan Jensen and Anne-Sofie Mortensen.

23.
Leakage means, except for any Permitted Leakage, any dividend, other payment, other financial advantage or distribution (whether in cash or in kind) declared, paid or made by the Companies to or for the benefit of the Sellers and/or any of Sellers' Related Parties.

24.
Loss means any documented loss, claim, liability, cost or expense recoverable under the laws of Denmark, except for indirect and/or consequential losses, e.g. loss of goodwill and loss of profit etc. However, losses for the Purchaser due to the Companies suffering losses that would normally be considered indirect and/or consequential losses for the Companies (e.g. loss of the Companies' goodwill and loss of profit), including reasonable external costs and expenses related to the recovery of such loss, shall be considered as a direct loss.

25.	Maximum Limit has the meaning set forth in Clause 10.3.2.

26.	Minimum Limit has the meaning set forth in Clause 10.3.1.

27.	Party means the Purchaser and/or the Sellers, and the Parties means the Purchaser and the Sellers collectively.

28.	Permitted Leakage means distribution of dividends from the Company of DKK 110,000,000 to the Sellers and any

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Leakage paid in the ordinary course of business of the Companies (e.g. payment of taxes due to mandatory joint taxation, payment of salaries, payment of rent, payment pursuant to commercial agreements, etc.). As of 6 June 2018, the general meeting of the Company has resolved to distribute dividends of an amount of DKK 110,000,000 of which approx. DKK 69,000,000 has been paid out to the Sellers. The Parties have agreed that the remaining amount of dividends (DKK 41,000,000) shall be transferred to the Sellers after the Effective Date once the TAK License Payment has been paid to the Company.

29.
Person means any individual (natural person), corporation, company, partnership, firm, association, trust, incorporated or unincorporated organization or other legal entity as well as any Governmental Authority.

30.	Purchase Price means DKK 423,500,000.

31.	Purchaser means Herman Miller Holdings Limited, Corporation registration No. 7200056, 5th Floor, 9-10 Market Place, London, WlW 8AQ, United Kingdom.

32.	Purchaser's Representations and Warranties means the representations and warranties contained in Clause 9.

33.
Related Parties means Persons that are related parties (In Danish "ncerstfiende ") pursuant to the definition in section 2 of the Danish Insolvency Act in force at any time or another similar provision.

34.	Release Date has the meaning set forth in Clause 10 .9.1.

35.	Retained Amount has the meaning set forth in Clause 10 .9.1.

36.	Schedules means the schedules of this Agreement.

37.
Sellers mean Nine United A/ S, Company reg. no. (CVR) 25 93 44 58, Havnen 1, 8700 Horsens, Denmark, and Holdingselskabet af 1/7 2007 ApS, Company reg. no. (CVR) 30 70 87 17, Baunegardsvej 57, 2900 Hellerup, Denmark.

38.
Sellers' Bank Accounts means (i) in respect of Nine United a bank account with Nordea Bank Denmark (!B AN: DK482005655757866) and (ii) in respect of Holdingselskabet a bank account with Nordea Bank Denmark (!BAN : DK72 20006272 222310 ).

39.	Sellers' Representations and Warranties means the representations and warranties contained in Schedule 7.1.

40.	Sellers' Specific Indemnities mean the indemnities contained in Clause 8.

41.	Sellers' Ultimate Owners mean (i) Troels Holch Povlsen in respect of Nine United and (ii) Rolf Hay in respect of Holdingselskabet.

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1.1.4 2 Shareholders' Agreement means the shareholders' agreement entered into by and between the Sellers and the Purchaser regarding their mutual holdings of shares in the Company attached as Schedule 4.2.6.

1.
Shares means the fully paid-up shares in the Company of a nominal value of DKK 1,485,000 and equal to thirty-three (33)% of all of the Company's issued and outstanding share capital. The Parties acknowledge and agree that (i) Nine United sells shares in the Company of a nominal value of DKK 1,170,000 and equal to twenty-six (26)% of all of the Company's issued and outstanding share capital to the Purchaser, (ii) Holdingselskabet sells shares in the Company of a nominal value of DKK 315,000 and equal to seven (7)% of all of the Company's issued and outstanding share capital to the Purchaser and (iii) the Purchase Price being paid by the Purchaser to the Sellers, cf. Clause 3.1, shall be divided pro rata to the shares sold by each of the Sellers (out of all Shares sold by the Sellers).

2.	TAK means Nine United TAK Co., Ltd., Corporate registration No. 91310000MA1K34BX43, Room 301-57, Floor 3, Building 1, No.38, Debao Road, Pilot Free Trade Zone, China (Shanghai).

3.	TAK License Agreement means the license agreement dated 7 June 2018 between TAK and the Company.

4.	TAK License Payment means the license payment of DKK 15,000,000 that falls due 10 Banking Days after 7 June 2018 from TAK to the Company under the TAK License Agreement.

5.	Taxes means all direct and indirect taxes, whether contingent or actual, such as income tax, company tax, VAT and turnover tax and social benefits and all similar taxes, duties and fees.

6.
Third Party Rights means liens, encumbrances, charges, pre-emption rights, options to purchase, other options, owners' rights as well as any other right, actual or potential, of third party (including any other party than the authorised rights owner)

7.	Tipping Basket has the meaning set forth in Clause 10.3.1.

8.	Transaction means the transfer of the Shares from the Sellers to the Purchaser as contemplated by the Agreement.

1.	The Schedules attached to the Agreement form an integral part of the Agreement.

2.	Each Party has participated in the negotiation and drawing up of the Agreement. None of the Parties is regarded as a drafter for the purposes of interpreting the Agreement.

2.	The subject-matter of the Agreement and Effective Date

1.	With effect from the Effective Date, the Sellers sell the Shares to the Purchaser, and the Purchaser acquires the Shares from the Sellers on the terms and conditions set out in this Agreement.

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2.
The Shares amount to thirty-three (33)% of the total share capital of the Company and are transferred to the Purchaser free and clear of all Third Party Right s. The remaining shares in the Company are owned by the Sellers, as shown in the list of shareholders attached as Schedule 2.2.

3.	The Company is part of the group structure shown in the attached Schedule 2.3.

4.
As of the Effective Date, the Purchaser shall be entitled to all benefits, and to exercise all rights, attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the Effective Date.

3.	The Purchase Price and its payment

1.	In return for the sale of the Shares, the Purchaser shall pay to the Sellers the Purchase Price

4.	Closing of the Transaction

1.	Completion of the Transaction ("Closing") shall take place electronically (via e mail) and simultaneously with the Parties' execution of the Agreement, i.e. at the Effective Date.

2.	At the Effective Date, the Sellers have delivered the following documents against the Purchaser's simultaneous fulfilment of all its obligations set forth in Clause 4.3:

1.	Approval of the Transaction from the board of directors of the Company, such approval attached as Schedule 4. 2.1.

2.
.2 The Company's register of shareholders in which the Purchaser had been registered as the owner of the Shares free of any Third Party Rights, such register of shareholders attached as Schedule 4.2.2.

3.
3 Confirmation from the Sellers stating that the minutes of general meetings and board meetings and audit reports of the Companies are in the Companies' possession, such confirmation attached as Schedule 4. 2.3.

4.
Statement from Mette Hay stating that she retires as board member of the Company and does not have any claims against the Company as a result of her directorship, such statement attached as Schedule 4.2.4.

5.	Executed version of a exclusive license agreement between the Company and Herman Miller, Inc. signed by the legal representatives of the Company, such license agreement attached as Schedule 4. 2.5.

6.	Executed version of the Shareholders ' Agreement signed by the legal representatives of the Sellers and the Sellers ' Ultimate Owners, such Shareholders‘ Agreement attached as Schedule 4.2.6.

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7.
Statement from Rolf Hay confirming that he is not entitled to any bonus payments from the Companies and that any previous bonus agreements entered into (written or not written) between the Company and Rolf Hay has been terminated, such statement attached as Schedule 4.2.7.

8.
.8 Documentation stating that the inter-company loan provided by the Company to Nine United as of 24 July 2013 (the balance amounted to DKK 62,000, 000 .00 as of 21 February 2018), including interest, has been settled in full prior to Closing, such documentation attached as Schedule 4.2.8.

3.	3 At the Effective Date, the Purchaser has delivered the following documents against the Sellers' simultaneous fulfilment of all their obligations set forth in Clause 4. 2:

1.	.1 Approval of the Transaction from the Purchaser's board of directors, such approval attached as Schedule 4.3 .1.

1.
Documentation stating that the Purchase Price has been transferred to the Sellers ' Bank Accounts in immediately available funds with value as of the Effective Date, such documentation attached as Schedule 4.3 .2.

2.
3 Executed version of an exclusive license agreement between the Company and Herman Miller, Inc. signed by the legal representatives of Herman Miller, Inc., such license agreement attached as Schedule 4.2.5.

3.	Executed version of the Shareholders ' Agreement signed by the legal representatives of the Purchaser, such Shareholders' Agreement attached as Schedule 4.2.6.

2.
The actions specified in Clauses 4.1 and 4.3 are considered as being performed simultaneously to the effect that none of the actions are considered as having been performed before all actions have been performed or a Party has waived the other Part y's performance thereof.

3.
In the event that the Purchaser fails to fulfil its obligations under Clause 4.3. 2, the Sellers are entitled (i) to rescind (in Danish: "h<Eve") the Agreement and (ii) to be indemnified by the Purchaser for any Loss incurred due to such failure.

5.	Post Closing

1.	General meetings

5.1. 1 The Parties shall on the Effective Date or as soon as reasonably possible thereafter procure (i) the holding of general meeting of shareholders of the Company for the purpose of electing a new board of directors of the Company in

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accordance with the Shareholders' Agreement, and (ii) the holding of a general meeting of shareholders of the Company for the purpose of adopting new articles of association in accordance with articles of association attached in agreed form as Schedule 5.1.1.

5.1.2 The Purchaser undertakes as soon as practically possible following Closing to notify the relevant business authority (in Danish: "Erhvervsstyrelsen") of the resignation of the members of the board of directors of the Companies who resign at Closing in accordance with the Shareholders ' Agreement.

1.	Registration of transfer of Shares with public register of shareholders.

1.
1 The Sellers shall procure that the Company on the Effective Date or as soon as reasonably possible thereafter procure that the new ownership of the Shares is duly recorded in the Danish Public Register of Shareholders (in Danish: "Det Offentlige Ejerregister” and “register over reel/e ejere”) at the webpage www.virk.dk.

2.	Incentive program for Rolf Hay

1.
Within a reasonable time following the Effective Date and no later than three (3) months after the Effective Date, the Parties shall procure that the Company offers Rolf Hay a customary management incentive program as further set out in the Shareholders' Agreement.

3.	Additional post Closing activities

5.4 .1 In addition to the above -mentioned actions in this Clause 5, the Parties have agreed on implementing the additional post Closing activities listed in Schedule 5.4.1 with in the individual time limits set out therein to the best of their abilities.

6.	The Purchaser's examinations

1.
Prior to the Effective Date, the Purchaser and its advisers have had the opportunity to examine the commercial, financial, legal and other matters of the Companies through a virtual data room during the period from 16 April 2018 to 1 June 2018.

The material which the Purchaser has had opportunity to examine has been copied to a USB stick which is handed over to the Purchaser and the Sellers in connection with the completion of the Transaction. A list of the material copied to the USB stick is attached in Schedule 6.1.

2.
As part of its due diligence, the Purchaser has had opportunity to ask questions to the Sellers in writing and to interview relevant employees of the Company. A list of written questions and answers is also included in Schedule 6.1.

7.	The Sellers' Representations and Warranties

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1.	As at the Effective Date, each of the Sellers provide the representations and warranties contained in Schedule 7.1 in favour of the Purchaser.

2.
The Sellers' Representations and Warranties are provided with effect as at the Effective Date on an objective basis, i.e. without regard to the Sellers' actual knowledge. Except for the Sellers' Specific Indemnities, the Sellers' Representations and Warranties are the Sellers' complete and only representations and warranties and the Purchaser shall not rely on any other representations, warranties, assumptions or expectations - whether express or implied - except as expressly set out in this Agreement.

3.
The Sellers' Representation and Warranties are not limited by any knowledge of the Purchaser and its advisors whatsoever, including such knowledge which have been obtained on the basis of the Due Diligence Documentation.

8.	The Sellers' Specific Indemnities

1.
In addition to the Sellers' Representations and Warranties the Sellers provide the below indemnities in Clauses 8.2-8.8 (the "Sellers' Specific Indemnities") in favour of the Purchaser as at the Effective Date. The Sellers ' Specific Indemnities concern matters of which the Purchaser has had notice prior to the Effective Date, and thus the Sellers' Specific Indemnities are not limited by any knowledge of the Purchaser and its advisors whatsoever.

2.	Tax

1.
No special Tax relief, Tax exemption, Tax incentive or the like enjoyed by any of the Companies may be changed or reversed as a result of circumstances attributable to the activities of the Companies prior to the Effective Date or as a result of the conclusion of the Agreement.

1.
.2 All income tax returns and reports relating to Tax which must be filed prior to the Effective Date by or on behalf of the Companies have been duly filed with the relevant authority and were correct and complete, and any information which must be filed for the purpose of correct Tax assessment has been filed. All due Tax payable by and imposed on the Companies has been paid in full.

1.	3 The required and sufficient provisions for any kind of Tax payable but not yet due as at the date of the Annual Accounts have been made in the Annual Reports.

2.	No transactions, agreements or measures have been made or taken where the primary object was tax arbitrage, and no transactions, agreements or measures constitute illegal tax evasion.

3.	To the extent that the Companies have not met the applicable requirements of transfer pricing documentation and

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continuously complied with the prepared transfer pricing documentation, e.g. intragroup trading has taken place in accordance with the transfer pricing rules in force, there will be no Loss for the Purchaser and/or the Companies, except for ordinary consultancy costs for preparing such transfer pricing documentation.

4.
The Companies have reported the Companies' historical tax losses to the Danish tax authorities, to the effect that the Danish tax authorities cannot refuse use of deferrable tax losses for the period preceding the Effective Date on the grounds that notification has not taken place in compliance with the provisions of Danish tax law.

5.
The pre-Closing restructuring of shares regarding Nine United Norway AS and Nine United Studio UK Ltd. have been carried out on arm's length terms and will not result in any adverse Tax consequences for any of the Companies.

6.	No Governmental Authority is entitled to make any claim against any of the Companies due to the Company's historical credit relief for foreign taxes.

7.	No Governmental Authority is entitled to make any claim against the Company regarding withholding Taxes concerning the Company's royalty payments to ERB Sari.

2.	IPR

8.3.1 The ownership of all IPR have been lawfully transferred to the Company or Nine United Studio UK Ltd. to the effect that no other Person (including other Nine United companies) has ownership to any such IPR and no Person is entitled to make any claim against the Companies due to such transfer of ownership.

1.
. 2 The Company's obligation to enforce the designers' Intellectual Property Rights in the whole world under the license Contract with Komplot Design will not result in a loss for any of the Companies.

2.	Claims

8.4.1 The personal injury claim, which have been registered with the Company's insurance company (Zurich) in respect of the Company's master liability insurance under claim no. C18-012708 will not result in any Loss for any of the Companies.

1.
.2 The personal injury claim of approximately EUR 40,000, which was caused in the Netherlands in 2016 due to a failure of a AAC23 chair, and which has been registered with the Company's insurance company, will not result in any Loss for any of the Companies.

2.	General data protection regulation (GDPR)

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1.	Any non-compliance with the European GDPR will not result in any Loss for the Purchaser and/or the Companies.

3.	Competition law

1.
In the event that (a) the following Contracts (i) strategic co-operation agreement with Kvist Industries A/S; (ii) cooperation agreement with Sandra Baumer Thomas Schultz GbR; (iii) retail agreement with Over the Top BV; (iv) Retail agreement with HAY by Einrichter GmbH & Co. KG; (v) retail agreement Sari Pierfran; (vi) retail agreement with Reload Management AS; and (vii) cooperation agreement with Bahne S0rensen A/S violate applicable competition law and/or (b) any Person is entitled to make any claim against any of the Companies due to violation of such applicable competition law, such issues will not result in any Loss for the Purchaser and/or the Companies.

8. 7    Cash balance and no Leakage

1.
.1 At 4 June 2018, the Company had a positive cash balance of at least DKK 108,800,000. For the avoidance of doubt, the TAK License Payment and the lump sum payment from Herman Miller, Inc. under the exclusive license agreement (Schedule 4.2.5) are not included in the DKK 108,800,000.

8.7. 2 During the period from 4 June 2018 to the Closing Date there has been no Leak age.

2.	Contracts

8.8 .1 None of the designers under the license Contracts regarding top ten products, to the effect that the IPR granted to the Company and Nine United Studio UK ltd., respectively, may object to the licenses being sublicensed under the Contracts.

9.	The Purchaser's Representations and Warranties

1.
The Purchaser represents and warrants (the "Purchaser's Representations and Warranties") to the Sellers as set out in Clauses 9.1-9 .5. The representations and warranties set out in Clauses 9 .1-9.5 are the Purchaser's complete and sole representations and warranties and no other representations and warranties have been provided by the Purchaser pursuant to the Agreement. The Sellers shall not rely on any other representations, warranties, assumptions, expectations or agreements - whether express or implied - except as expressly set out in this Agreement. The Purchaser's Representations and Warranties are given with effect as of the Effective Date.

2.	Due authorisation and binding obligations

1.	The Purchaser validly exists and is registered, having capacity to carry on its business, to sue and be sued, to hold

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its own assets and to enter into the Agreement and perform its obligations hereunder. The Purchaser has made all acts required to be made under the Purchaser's Corporate Documents and applicable law to enter into the Agreement and perform its obligations hereunder. No consent from any shareholder, creditor or any other Person, or notification to or registration with any court of law or administrative body is required in connection with the execution and performance of the Agreement, except as set out in the Agreement.

2.
The Agreement is valid and binding on the Purchaser and is enforceable against the Purchaser in accordance with its terms, except where enforceability is prohibited or restrained by applicable bankruptcy and insolvency law or similar legislation generally affecting the enforceability of creditors' rights.

3.	No breach

1.	.1 Neither the execution nor the performance of the Agreement conflicts with or constitutes a breach of:

(1)	the Purchaser's Corporate Document s;

(2)	any material judgement, decision or order of any court, arbitration tribunal or Governmental Authority which includes or binds the Purchaser;

(3)	any law or regulation applicable to the Purchaser; or

(4)	any material agreement or obligation binding upon the Purchaser.

2.	No disputes

1.
.1 No claim, lawsuit, legal or other proceeding is pending or to the Purchaser's knowledge threatened against the Purchaser or its assets before any court, arbitration tribunal, or administrative body which, if adversely decided, would prevent or delay the Purchaser's consummation of the Agreement.

2.	Payment guarantee

9.5.1 The Purchaser has, and will during the period until and including Closing have, at its free disposal the amount necessary for the Purchaser to settle its payment obligations at Closing, cf. Clauses 3.1 and 4.3.2.

10.	Indemnification

1.	Breach of the Agreement

1.
1 Either Party shall indemnify the other Party in compliance with the general rules of Danish law from any Loss suffered by the other Party as a result of a Breach. Notwithstanding the above, the clarifications and modifications specified in

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Clauses 10 .2-10 .9 shall apply in regard to Claims concerning a Breach of the Sellers ' Representations and Warranties and the Sellers' Specific Indemnities.

2.
The Sellers have no obligation to indemnify the Purchaser with respect to information in the Due Diligence Documentation relating to future commercial risks, business plans, budgets, forecasts or similar commercially forward-looking matters

1
.1. 3 In case of a Breach of any of the Sellers' Representations and Warranties, the Sellers' Specific Indemnities or this Agreement, the Sellers shall in accordance with this Agreement indemnify the Purchaser for any Loss related to such Breach. Consequently, the Sellers are jointly and severally liable, however, in the individual relationship between the Sellers, each of the Sellers shall finally bear such Loss in proportion to their pro rata share of the Shares, i. e. Nine United shall bear 26/33 and Holdingselskabet shall bear 7/33.

10.1.4 For a period of twenty (20) Banking Days following receipt of a Claim Notice (as defined in Clause 10.5.1 below) from the Purchaser, the Sellers are entitled to remedy the Breach. If, and to the extent, the Sellers remedy the Breach, the Sellers' obligation to indemnify the Purchaser for said Breach will cease.

1.	Calculation of Claims

1.
All Claims must be compensated by cash payment; however, the Purchaser is entitled to Claim specific performance instead of financial compensation in case of Breach of the Fundamental Representations and Warranties.

2.	Any payment from the Sellers to the Purchaser under Clause 10.1.1 is regarded as a reduction of the Purchase Price.

3.	Losses are calculated at the ratio of DKK 1 to DKK 1 without consideration of any multiples under which the Purchase Price has been calculated.

4.
When calculating the Purchaser's Loss, any amount and value of other benefits obtained (alter deduction of costs and expenses such as self insurance) by the Companies (valued on the basis of Purchaser's thirty-three (33)% interest purchased hereunder) or the Purchaser as a result of the event giving rise to the Claim must be deducted from the Purchaser's Claim against the Sellers, including:

(1)	Tax savings which the Purchaser and/or the Companies have obtained; and

(2)	insurance payments received by the Purchaser and/or the Companies.

5.
In the event that the Purchaser - following payment by the Sellers of any amount of indemnification to the Purchaser - receives payment or enjoys a benefit (alter deduction of costs and expenses such as self insurance) from a third party relating to the same Breach in accordance with Clause 10.2.4, the Purchaser shall reimburse the Sellers an amount corresponding to such net amount or benefit to the Sellers (not exceeding the amount of indemnification paid by the Sellers to the Purchaser) plus Interest from the time of the Purchaser's receipt of the amount or benefit from

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such third party.

10 .2.6 The Purchaser shall use all reasonable efforts to use its influence in the Company in order to avoid and to mitigate all Loss arising from a Breach. If and to the extent that the Purchaser fails so to avoid and mitigate the Loss, the Sellers shall be relieved from their obligation to indemnify the Purchaser.

1.
The Sellers have no obligation to indemnify the Purchaser for any Loss caused by (i) any change in applicable laws or regulations after the Effective Date including any change in Tax rates, (ii) any change in the Companies' accounting principles adopted after the Effective Date; or (iii) the Purchaser 's and the Companies' actions or omissions after Closing.

2.
The Sellers have no obligation to indemnify the Purchaser for any Loss incurred by the Purchaser if and to the extent specific provisions or writ e-offs are made in respect thereof in the Annual Reports.

1.	Minimum Limit, Tipping Basket and Maximum Limit

10.3.1 If the Purchaser is entitled to set up Claims of indemnification for Breach of the Sellers ' Representations and Warranties and/or the Sellers ' Specific Indemnities, such a Claim may only be set up if each Claim exceeds DKK 423, 500 (the "Minimum Limit "), and if the Claim or all the Claims that individually exceed the minimum limit of DKK 423,500 collectively exceed DKK 4,235,000 (basket). In the event the abovementioned thresholds in this Clause 10. 3.1 are reached, the Sellers shall be liable in respect of the aggregate amount of such Claim from the first DKK 1.00 (the "Tipping Basket").

10. 3.2 The Sellers ' total obligation to indemnify the Purchaser from Breach of the Sellers ' Representations and Warranties and the Sellers ' Specific Indemnities, shall not under any circumstances exceed, in the aggregate, DKK 31,709,000 (the "Maximum Limit ").

1.
.3 Any Loss or Claim by the Purchaser and/or the Purchaser's group/affiliates under the exclusive license agreement in Schedule 4.2. 5 shall be included when calculated whether the Maximum Limit has been reached. Thus, if, for instance, DKK 10,000,000 has been claimed in the exclusive license agreement, a maximum of DKK 21,709, 000 (DKK 31,709,000 -10,000, 000) can be claimed by the Purchaser under the Agreement.

1.	Series of Claims (i.e. Claims arising out of the same event or of several similar events) are regarded as one Claim according to the Minimum Limit of DKK 423,500 specified in Clause 10 .3.1.

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2.	The limits specified in Clauses 10.3.1-10. 3.4 do not apply to the Fundamental Representations and Warranties but do apply to the Sellers' Specific Indemnities.

2.	Time-barring

1.
Except with respect to the specific other Clauses of this Agreement described in Clauses 10.4.2-10.4.3, the Sellers' obligation to indemnify the Purchaser from Breach of the Sellers' Representations and Warranties becomes time-barred (i) in accordance with the provisions of Clause 10.5; or (ii) within fifteen (15) months after the Effective Date.

2.
The Sellers have no obligation to indemnify the Purchaser for a Loss resulting from Breach of the Fundamental Representations and Warranties, if the Purchaser fails to give notice to the Sellers of such Claims prior ten (10) years after the Effective Date.

3.
The Sellers have no obligation to indemnify the Purchaser for a Loss resulting from Breach of the Sellers' Specific Indemnities set forth in Clauses 9. 2.1-9 .2.9 (Taxes), if the Purchaser fails to give notice to the Sellers of such Claims prior to the date falling three (3) months after expiry of the statutory limitation period applicable to the underlying claim to which the Claim refers. Except with respect to the specific Sellers' Specific Indemnities described above, the Sellers have no obligation to indemnify the Purchaser for a Loss resulting from Breach of the other Sellers' Specific Indemnities, if the Purchaser fails to give notice to the Sellers of such Claims prior to fifteen (15) months after the Effective Date. It is intentional that this period equals the period in Clause 10.4.1.

1.	Notice of Claims

1.
In the event that the Purchaser wishes to make a Claim against the Sellers or in the event that the Purchaser acquires knowledge of a matter which may give rise to a Claim against the Sellers, the Purchaser shall give notice (a "Claim Notice”) to the Sellers within sixty (60) Banking Days after the Purchaser appointed member and/or observer of the Company's board of directors acquiring knowledge of the matter giving rise to such Claim or possible Claim.

10 .5. 2 In the event that the Purchaser fails to give a Claim Notice to the Sellers in due time, cf. Clause 10.5.1, the Sellers' obligation to indemnify the Purchaser will cease in respect of the relevant matter.

10 .5.3 A Claim Notice must contain a description in reasonable detail of the Claim and the factual and legal basis of the Claim as well as the amount of the Claim (estimated if necessary).

1.	The Purchaser shall keep the Sellers informed of the status, development and other relevant information concerning

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a Claim.

2.
5 In the event that the Sellers reject (in part or in full) any obligation to indemnify the Purchaser in respect of a Claim, the Sellers shall notify the Purchaser thereof in writing. In such case, the Purchaser must commence arbitration proceedings in respect of the Claim (or such part thereof which the Sellers have rejected) within three (3) months of the Purchaser's receipt of the Sellers' rejection notice, failing which the Sellers ' obligation to indemnify the Purchaser in respect of the Claim (or the relevant part thereof) will automatically cease.

1.	Third party claims

1.	1 This Clause 10 .6.1 applies in circumstances where:

(1)
a claim is made by a third party against the Purchaser or the Companies which has given rise or may be expected to give rise to a Claim by the Purchaser against the Sellers under the Sellers ' Representations and Warranties or the Sellers' Specific Indemnities; or

(2)
the Purchaser or the Companies have made or may be expected to make a claim against a third party in respect of matters for which the Purchaser has made or may be expected to make a Claim against the Sellers under the Sellers' Representations and Warranties or the Sellers' Specific Indemnities.

1.
.2 In the circumstances described in Clause 10.6.1 and provided that the Sellers beforehand have accepted to be under an indemnification obligation with respect to the Claim concerned in accordance with this Clause 10, the Purchaser shall (and the Purchaser shall contribute to that the Companies will):

(1)
keep the Sellers informed of all relevant matters pertaining to such claim, including written communication and discussions with the relevant third party and give the Sellers and their advisors access to the material pertaining to such claim, optionally with the exception of confidential paragraphs, and to a reasonable extent consult with the Purchaser's and the Companies ' employees and advisors relevant in the context of such claim; and

(2)
take any such reasonable action requested by the Sellers, including the instruction of professional advisors nominated by the Sellers and who is acceptable to the Purchaser, such accept not to be unreasonably withheld, to act on behalf of the Purchaser and/or the Companies, provided that the expenses incurred in this connection are reasonable, to make, defend or settle any such claim raised by or against a third party as referred to in Clause 10.6.1(1) or Clause 10.6.1(2).

2.	No other remedies for Breach of the Agreement

10.7.1 The Parties waive the right to Claim remedies for Breach other than those specified above in this Clause 10 (and the limits stated herein), including the right to terminate the Agreement or to Claim a proportional reduction.

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1.	Intent

1.
The limits specified in Clause 10.3 with respect to the remedies for Breach of the Parties do not apply in the event of intent (except in the event that such issue, information or circumstance was fairly disclosed in the Due Diligence Documentation or within the Purchaser's knowledge), however they do apply in the event of gross negligence. In the event of intent, the Sellers' obligation to indemnify the Purchaser from non-performance of the Sellers' Representations and Warranties or the Sellers' Specific Indemnities becomes time-barred at the latest of the following dates: (i) the date of time barring under Clause 10.4 and (ii) the date of time barring pursuant to the provision of the Danish Limitations Act on time barring.

2.	The Purchaser's security for Claims under the Sellers' Representations and Warranties and the Sellers' Specific Indemnities

1.
In security of any Claims of the Purchaser against the Sellers relating to Breach of the Sellers' Representations and Warranties and the Sellers' Specific Indemnities, each of the Sellers undertakes to retain an amount equal to ten (10)% of their respective part of the Purchase Price in cash or cash equivalents (the "Retained Amount") until the later of (i) fifteen (15) months from the Effective Date and (ii) the final settlement of any Claims made by the Purchaser in accordance with the provisions of the Agreement (the "Release Date") as security for the payment of any Claims that the Purchaser may have under the Agreement. If any of the Sellers at any time before the Release Date fails to retain the Retained Amount, the relevant Sellers Ultimate Owner shall be directly and personally liable for an amount equal to the shortfall of the Retained Amount. The Sellers and the Sellers' Ultimate Owners acknowledge and agree that they shall not allow any Third Party Rights to be granted in the Sellers' remaining shares in the Company

11.	Non-competition and non-solicitation clauses

1.
Without the prior written approval from the Purchaser cf. Clause 11.11, Holdingselskabet and Rolf Hay may not, directly or indirectly, have any interests in an undertaking that markets goods or services competing with the Companies' present activities or activities initiated or planned at the Effective Date.

2.	Interests in such a competing undertaking include:

a.	direct or indirect ownership or co-ownership of the undertaking;

b.	interest in the undertaking 's turnover or earnings;

c.	participation in consortiums, joint ventures or other cooperation agreements with the undertaking;

d.
status as a licensor of knowhow or Intellectual Property Rights or as a supplier of goods, including raw materials, semi-manufactures and components forming part of the undertaking's competing products;

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e.	performance of consultancy tasks and the like for the undertaking;

f.	employment and a position as a special adviser or a member of the board of directors of the undertaking;

g.	interests which according to their nature and significance must be ranked on a par with those mentioned; and

h.	interests as those stated above in a company that directly or indirectly has such interests in the undertaking.

3.
For the avoidance of doubt, indirect interest shall also include Holdingselskabet's or Rolf Hay's financing of an undertaking's or person's (e.g. Rolf Hay's spouse) holding of an interest or performance of an action which could constitute a Breach of the non-competition clause if it was held or performed by Holdingselskabet or Rolf Hay.

4.	The non-competition clause does not prevent passive investments in companies whose shares are admitted to trading on a regulated market.

5.
The non - competition Clause applies within the Companies' geographical area which shall mean the markets where the Companies conducts or have initiated or planned to conduct activities at the Effective Date.

6.	The non-competition Clause applies to Holdingselskabet and Rolf Hay for thirty six (36) months after the Effective Date.

7.
For the same period described in Clause 11.6, Holdingselskabet and Rolf Hay may not - directly or indirectly - have any business relations with Persons or undertakings that are or have been business connections, including without limitation customers, suppliers and designers of products in the HAY portfolio, of the Companies within the last twelve (12) months prior to the Effective Date if the business relation causes the Companies competition or in any other way may adversely affect the Companies ' business relation with the customer, supplier or designer concerned.

8.
Non-compliance with the non-competition or non-solicitation Clause obliges Holdingselskabet or Rolf Hay to pay an agreed penalty of DKK 1,500,000 to the Purchaser for each Breach If the Breach consists in bringing about or continuing a situation, including running a rival business or maintaining a customer relationship, each commenced month in which the situation is maintained will be regarded as one Breach.

1
.9 Payment of the agreed penalty does not mean that the obligations no longer apply, and in addition to the agreed penalty the Purchaser is entitled to prevent any wrongful conduct by means of an injunct ion or demand that the Company makes a decision on filing for an injunction. An injunction may be issued without provision of security.

1.	If the Purchaser finds that Holdingselskabet and/or Rolf Hay do not comply with the restrictive covenants in this Clause

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11, the Purchaser shall send a written notice of Breach to Holdingselskabet and Rolf Hay within thirty (30) days after the Purchaser became aware or ought to have become aware of the Breach. The notice must set forth the facts that have caused the alleged non-compliance with Clause
1.Following Holdingselskabet and Rolf Hay's receipt of said notice, Holdingselskabet and/ or Rolf Hay shall be entitled to cease the activities and thereby remedy said Breach within fourteen (14) Banking Days, if possible, without paying the agreed penalty pursuant to Clause 11 .8.

2.
For the sake of clarification, and notwithstanding anything to the contrary set forth in this Agreement, in the event that Holdingselskabet and/or Rolf Hay desires to make any investment that would be prohibited by this Clause 11, Holdingselskabet may notify the Purchaser of the opportunity. If the Company does not desire to pursue such opportunity itself and the investment by Holdingselskabet and/or Rolf Hay would not have a material negative impact on the Company, the Purchaser shall not unreasonably withhold approval of such investment by Holdingselskabet and/or Rolf Hay.

3.	The remedies stated in this Clause 11 are the Parties' and/or the Company's exclusive remedies in case of a Breach of this Clause 11.

2.	Other provisions

1.	Joint taxation

12.1. 1 The Company has participated in a mandatory tax consolidation scheme with Nine United. Provisions regarding the termination of the mandatory tax consolidation scheme of the Company are set out in Schedule 12. 1.1. The Company will not enter into to any other joint taxation arrangement based on the shareholdings as of Closing.

2.	2 Costs

1.	Nine United, Holdingselskabet and the Purchaser each pays its own costs regarding the negotiation, drafting and conclusion of the Agreement

3.	Interest

1.
Any payment which the Sellers and/or the Sellers Ultimate Owners are obligated to pay to the Purchaser under the Agreement shall include payment of Interest from (but not including) the due date set out in regard to such payment and until and including the date of payment.

4.	Counterparts

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1.	.1 The Agreement is executed in three (3) identical counterparts of which the Purchaser and each of the Sellers each receive one original counterpart.

2.	Notices

1.	.1 Any notice required to be given under this Agreement must be in writing and as regards the Sellers addressed to:

Nine United A/S
Havnen 1
8700 Horsens Denmark
Attn.: Troels Holch Povlsen, thp @nin eunited .com

with a copy to

Bech-Bruun Law Firm P/S Vcerkmestergade 2
8000 Aarhus Denmark
Attn.: Claus Berner Nielsen, cbn@bechbruun.com

Holdingselskabet af 1/7 2007 ApS
Baunegardsvej 57
2900 Hellerup Denmark
Attn.: Rolf Hay, Rolf.Hay@hay.dk

with a copy to

Bruun & Hjejle Advokatpartnerselskab N0rregade 21
1165 Copenhagen K Denmark
Attn.: Mogens Thorninger, mth@bruunhjejle.dk and to the following as regards the Purchaser:
Herman Miller Holdings Limited
5th Floor, 9-10 Market Place London, Wl W 8AQ
United Kingdom
Attn.: General Counsel, tim_lopez@hermanmiller.com

with a copy to

Herman Miller, Inc. 855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464 United States of America
Attn.: General Counsel, tim _lopez@hermanmiller .com

and with a copy to

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PARTNERS

Andersen Partners
Jernbanegade 31
6000 Kolding Denmark
Attn.: Michael Roschmann Skovgaard, mrs@andersen-partners.dk unless the individual Party gives notification of another addressee. Unless otherwise agreed, any notice required to be given under this Agreement will be regarded as having been duly given if it is in writing and delivered or sent by registered and stamped mail to the above addressees or if receipt thereof is otherwise acknowledged.

2.	Confidentiality and publication

1.
Subject to Clauses 12.6. 2 and 12.6.4, each Party shall treat as strictly confidential all Confidential Information. Confidential Information comprises (i) the terms and conditions of the Agreement, (ii) information concerning the other Party and its business and affairs obtained from the other Party in connection with the negotiations regarding the Agreement and its execution and performance and (iii) with respect to the Sellers and subject to Closing being completed, information concerning the Companies and their businesses and affairs.

2.	Each Party may, however, disclose information which would otherwise be Confidential Information in the event that:

(1)	it is required by law or by a court of competent jurisdiction;

(2)	it is required by any securities exchange, administrative body or other Governmental Authority, whether or not the requirement for information has the force of law;

(3)	disclosure is made as a normal part of the preparation of the accounts and/or other financial reports;

(4)	disclosure is made as a usual part of a due diligence review, however, provided that the parties to whom disclosure is made are subject to customary confidentiality undertakings;

(5)	disclosure is made to its affiliates and/or its or their legal or financial advisers or banks, if such advisers or banks are under a legal obligation to treat such information as confidential;

(6)
for the purpose of enforcing any right or complying with any obligation under this Agreement, including, to the extent required or appropriate, for the purpose of any arbitration proceedings pursuant to Clause 13.2;

(7)	the information has come into the public domain through no fault of the relevant Party or any of its authorized recipients under Clause 12.6. 2(5); or

(8)	the other Party has given its prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

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3.	Any disclosure pursuant to Clause 12.6 .2(2) requires prior notice to and consultation with the other Parties to the extent permitted by law.

1 2.6.4 The Parties shall agree on the date and the substance of the announcement of the conclusion of the Agreement to the public and the Companies' employees upon due consideration of the Purchaser's groups obligations pertaining to stock exchange law and regulation.

3.	Omission to enforce rights

1.
A Party's omission in a specific situation to enforce a right under this Agreement will not limit such Party's right to exercise its right in compliance with the provisions of the Agreement in another situation, e.g. a later similar situation (except as expressly set out in this Agreement).

4.	Entire agreement

1.
This Agreement and the Shareholders' Agreement constitute the sole understanding of the Parties with respect to the subject matter hereof and supersede all prior oral or written discussions and agreements regarding the subject matter hereof, including, but not limited to, the letter of intent entered into by the Parties on 23 March 2018.

5.	Changes to the Agreement

1.	Should the Parties agree to amend this Agreement, such agreement must be made in writing.

6.	Assignment of rights and obligations

1.
.1 Neither Party may transfer or assign the Agreement or any of its rights or obligations hereunder to any third party - whether in ownership or as security - without the prior approval of the other Party save by operation of law.

2.	Invalid or unenforceable terms

12.11.1 If a provision of the Agreement or part thereof becomes invalid or unenforceable, the validity or enforceability of the remaining provisions of the Agreement will not be affected. In such case, the Parties shall endeavour to negotiate in good faith any necessary adjustments of this Agreement in order to secure their basic interests and main objectives prevailing at the Effective Date. Failing an agreement between the Parties on necessary adjustments of the Agreement, such adjustments shall be made by arbitration in accordance with Clause 13.2.

3.	Disputes

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1.
Any dispute arising out of or in connection with this Agreement, including disputes regarding the existence or validity of the Agreement must be settled pursuant to Danish law, with the exception of any conflict of laws rules, which may lead to the application of other law than Danish law and/or CISG.

2.
Any disputes, which cannot be amicably settled by the Parties, shall be settled with binding and final effect by arbitration administrated in English by the Danish Institute of Arbitration in accordance with the rules of arbitration procedure adopted by the Danish Institute of Arbitration and in force at the time of filing of the arbitration case. If the Parties so agree, the dispute may be settled by one (1) arbitrator appointed by the Danish Institute of Arbitration. In other cases, the dispute shall be settled by three (3) arbitrators, whereas each Party involved in the arbitration case appoints an arbitrator, and the Danish Institute of Arbitration appoints the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within twenty (20) Banking Days of that Party having filed or received Notice of the request for arbitration, the Danish Institute of Arbitration will also appoint such arbitrator.

3.	The place of arbitration shall be Copenhagen, Denmark.

4.	The Parties are obliged to keep secret the arbitration proceedings and the award.

SIGNATURES FOLLOW ON THE NEXT PAGE

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IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.

As the Sellers:

On behalf of Nine United A/S:                        On behalf of Holdingselskabet af 1/7 2007 ApS:

Troels Holch Povlsen	Rolf Foged Hvidegaard Hay

Chairman of the board of directors	Chief executive officer

As the Purchaser:
On behalf of Herman Miller Holdings Limited:

H. Timothy Lopez                        David Lutz
Director                            Director